                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------
                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                                    TRW INC.
                       (Name of Subject Company (Issuer))

                          NORTHROP GRUMMAN CORPORATION
                        (Name of Filing Person (Offeror)

                    COMMON STOCK, PAR VALUE $0.625 PER SHARE
                         (Title of Class of Securities)

                                    87264910
                      (CUSIP Number of Class of Securities)

       CUMULATIVE SERIAL PREFERENCE STOCK II, $4.40 CONVERTIBLE SERIES I,
                             NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    97264950
                      (CUSIP Number of Class of Securities)

       CUMULATIVE SERIAL PREFERENCE STOCK II, $4.50 CONVERTIBLE SERIES 3,
                             NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    97264960
                      (CUSIP Number of Class of Securities)

                                 JOHN H. MULLAN
                          NORTHROP GRUMMAN CORPORATION
                     CORPORATE VICE PRESIDENT AND SECRETARY
                             1840 CENTURY PARK EAST
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6262

                 (Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                 WITH A COPY TO:
                                 ANDREW E. BOGEN
                                PETER F. ZIEGLER
                           GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-3197
                                 (213) 229-7000


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[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

[X]  third party tender offer subject to Rule 14d-l

[_]  issuer tender offer subject to Rule 13e-4

[_]  going-private transaction subject to Rule 13e-3

[_]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

     This Amendment No. 1 (this "Amendment No. 1") amends and supplements the Tender Offer Statement on Schedule TO, dated March 4, 2002 (the "Schedule TO"), filed by Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"), of relating to the third party tender offer (the "Offer") by Northrop Grumman to exchange all of the issued and outstanding shares of (a) common stock, par value $0.625 per share (the "Common Shares"), of TRW Inc., an Ohio corporation (the "Company"), (b) Cumulative Serial Preference Stock II, $4.40 Convertible Series I, no par value per share, of the Company (the "Series 1 Preference Shares") and (c) Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, no par value per share, of the Company (the "Series 3 Preference Shares" and, together with the Common Shares and the Series 1 Preference Shares, the "Capital Shares") for shares of common stock, $1.00 par value per share (the "Northrop Grumman Common Stock"), of Northrop Grumman upon the terms and subject to the conditions set forth in the Offer to Exchange, dated March 4, 2002 (the "Offer to Exchange"), and in the related Letters of Transmittal (the "Letters of Transmittal" which, together with the Offer to Exchange, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). Pursuant to the Offer to Exchange, each Common Share may be exchanged for a share of Northrop Grumman Common Stock equal to the exchange ratio (as defined below). Each Series 1 Preference Share and each Series 3 Preference Share may be exchanged for a number of Shares of Northrop Grumman Common Stock equal to the then-effective conversion rate for the Series 1 Preference Shares and the Series 3 Preference Shares, as the case may be, multiplied by the exchange ratio.

     Northrop Grumman has filed a registration statement with the Securities and Exchange Commission on Form S-4, relating to the Northrop Grumman Common Stock to be issued to shareholders of the Company in connection with the tender offer, as set forth in the Offer to Exchange which is a part of the registration statement (the "Registration Statement"), and the related Letters of Transmittal, which are Exhibits(a)(4)(A), (a)(1)(A) and (a)(1)(B) hereto. On March 28, 2002, Northrop Grumman filed an amended and restated Registration Statement, which is Exhibit (a)(4)(B).

ITEMS 1 through 11.

         As permitted by General Instruction F to Schedule TO, all information in the Registration Statement and the related Letters of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Northrop Grumman, is hereby incorporated by reference in answer to items 1 through 11 of the Schedule TO.

Financial statements required by Item 10 are hereby expressly incorporated by reference from the following documents filed with the Securities and Exchange Commission the Registration Statement and the Annual Report on Form 10-K 405 of Northrop Grumman for the fiscal year ended December 31, 2001, as filed on March 22, 2002. These documents may be read and copied from the following locations of the Securities and Exchange Commission ("SEC"):

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   Public Reference Room   North East Regional Office   Midwest Regional Office
  450 Fifth Street, N.W.          233 Broadway           175 Jackson Boulevard
         Room 1024                 13th Floor           Chicago, Illinois 60604
  Washington, D.C. 20549    New York, New York 10279

         Information on the operation of the Public Reference Rooms is available by calling the SEC at 1-800-SEC-0330. Copies of this information can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, at prescribed rates. The SEC also maintains an Internet world wide web site, http://www.sec.gov, containing these documents
                                 ------------------
for companies like Northrop Grumman who file electronically with the SEC.

ITEM 12. Exhibits

(a)(1)(A) Form of Letter of Transmittal for Common Shares (incorporated by reference to exhibit 99.1 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(B) Form of Letter of Transmittal for Serial Preference Shares (incorporated by reference to exhibit 99.2 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(l)(C) Form of Notice of Guaranteed Delivery for Common Shares (incorporated by reference to exhibit 99.3 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(D) Form of Notice of Guaranteed Delivery for Serial Preference Shares (incorporated by reference to exhibit 99.4 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(E) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Common Shares and Serial Preference Shares (incorporated by reference to exhibit 99.5 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(l)(F) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Common Shares (incorporated by reference to exhibit 99.6 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(l)(G) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Serial Preference Shares (incorporated by reference to exhibit 99.7 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(H) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.8 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(2) Not applicable.

(a)(3) Not applicable.

(a)(4)(A) Offer to Exchange relating to Northrop Grumman Common Stock to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(4)(B) Amended and Restated Offer to Exchange relating to the Northrop Grumman Common Stock to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 filed on March 28, 2002).

(a)(5)(A) Form 041 Filing of Information Pertaining to a Control Bid (incorporated by reference to exhibit 99.9 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(B) Acquiring Person Statement, dated March 4, 2002 (incorporated by reference to exhibit 99.10 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(C) Press Release, dated February 22, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002).

(a)(5)(D) Slide Presentation, dated February 27, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002).

(a)(5)(E) Press Release, dated March 3, 2002 (incorporated by reference to exhibit 99.13 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(F) Summary Advertisement as published in the Wall Street Journal on March 4, 2002 (incorporated by reference to exhibit 99.14 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(G) Complaint, dated March 4, 2002 (incorporated by reference to Rule 425 filing filed March 5, 2002).

(a)(5)(H) Slide Presentation, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 6, 2002).

(a)(5)(I) Press Release, dated March 11, 2002 (incorporated by reference to Rule 425 filing filed March 11, 2002).

(a)(5)(J) Webcast, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 13, 2002).

(a)(5)(K) Press Release, dated March 13, 2002 (incorporated by reference to Rule 425 filing filed March 14, 2002).

(a)(5)(L) Slide Presentation (incorporated by reference to Rule 425 filing filed March 18, 2002).

(a)(5)(M) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(N) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(O) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(P) Letter from John H. Mullan to Philip A. Odeen, dated March 26, 2002 (incorporated by reference to exhibit 99.24 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on March 28, 2002).

(a)(5)(Q) Press Release, dated March 26, 2002 (incorporated by reference to Rule 425 filing filed March 26, 2002).

(b)       Not applicable.

(d)       Not applicable.

(g)       Not applicable.

(h) Tax Opinion (incorporated by reference to exhibit 8.1 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

ITEM 13. Information Required by Schedule 13E-3.

Not applicable.

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                                    Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            NORTHROP GRUMMAN CORPORATION


                                            BY: /s/ John H. Mullan
                                                -------------------------------
                                            NAME:   John H. Mullan
                                            TITLE:  Corporate Vice President and
                                                    Secretary



Dated:  March 28, 2002

                                  EXHIBIT INDEX

Exhibit Number                      Description

a)(1)(A) Form of Letter of Transmittal for Common Shares (incorporated by reference to exhibit 99.1 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

a)(1)(B) Form of Letter of Transmittal for Serial Preference Shares (incorporated by reference to exhibit 99.2 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

a)(1)(C) Form of Notice of Guaranteed Delivery for Common Shares (incorporated by reference to exhibit 99.3 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(D) Form of Notice of Guaranteed Delivery for Serial Preference Shares (incorporated by reference to exhibit 99.4 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(E) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Common Shares and Serial Preference Shares (incorporated by reference to exhibit 99.5 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(F) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Common Shares (incorporated by reference to exhibit 99.6 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(G) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees, Serial Preference Shares (incorporated by reference to exhibit 99.7 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(1)(H) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.8 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(2) Not applicable.

(a)(3) Not applicable.

(a)(4)(A) Offer to Exchange relating to Northrop Grumman Common Stock to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(4)(B) Amended and Restated Offer to Exchange relating to the Northrop Grumman Common Stock to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 filed on March 28, 2002).

(a)(5)(A) Form 041 Filing of Information Pertaining to a Control
Bid (incorporated by reference to exhibit 99.9 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(B) Acquiring Person Statement, dated March 4, 2002 (incorporated by reference to exhibit 99.10 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(C) Press Release, dated February 22, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002).

(a)(5)(D) Slide Presentation, dated February 27, 2002 (incorporated by reference to Rule 425 filing filed February 27, 2002).

(a)(5)(E) Press Release, dated March 3, 2002 (incorporated by reference to exhibit 99.13 to Northrop Grumman's Registration Statement On Form S-4 filed on March 4, 2002).

(a)(5)(F) Summary Advertisement as published in the Wall Street Journal on March 4, 2002 (incorporated by reference to exhibit 99.14 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).

(a)(5)(G) Complaint, dated March 4, 2002 (incorporated by reference to Rule 425 filing filed March 5, 2002).

(a)(5)(H) Slide Presentation, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 6, 2002).

(a)(5)(I) Press Release, dated March 11, 2002 (incorporated by reference to Rule 425 filing filed March 11, 2002).

(a)(5)(J) Webcast, dated March 6, 2002 (incorporated by reference to Rule 425 filing filed March 13, 2002).

(a)(5)(K) Press Release, dated March 13, 2002 (incorporated by reference to Rule 425 filing filed March 14, 2002).

(a)(5)(L) Slide Presentation (incorporated by reference to Rule 425 filing filed March 18, 2002).

(a)(5)(M) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(N) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(O) Form 425 filed March 21, 2002 (incorporated by reference to Rule 425 filing filed March 21, 2002).

(a)(5)(P) Letter from John H. Mullan to Philip A. Odeen, dated March 26, 2002 (incorporated by reference to exhibit 99.24 to Northrop Grumman's amended and restated Registration Statement on Form S-4 filed on March 28, 2002).

(a)(5)(Q) Press Release dated March 26, 2002 (incorporated by reference to Rule 425 filing filed March 26, 2002).

(b)       Not applicable.

(d)       Not applicable.

(g)       Not applicable.

(h) Tax Opinion (incorporated by reference to exhibit 8.1 to Northrop Grumman's Registration Statement on Form S-4 filed on March 4, 2002).